Exhibit 99.1

Allied Nevada Signs Agreement with Yukon-Nevada to

Process Hycroft Loaded Carbon

June 7, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-MKT: ANV) is pleased to announce that it has entered into an arrangement with Yukon-Nevada Gold Corp. to process Hycroft gold and silver laden carbon in Yukon-Nevada’s carbon plant at the Jerritt Canyon milling facility located in Elko County, Nevada. The terms of the agreement are in-line with previous arrangements Allied Nevada had with other offsite processing facilities.

At the end of April 2012, Hycroft had 162 tons of carbon containing approximately 13,300 ounces of gold and 36,900 ounces of silver. Hycroft expects to ship the first lot of carbon in early June. Under the terms of the arrangement, in the initial 90-120 days following signing of the agreement all of the carbon currently in inventory at Hycroft is expected to be processed. After this initial period, between 15 and 30 tons per month may be processed. Hycroft currently generates approximately 15 to 20 tons of carbon per month.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such laws. Such forward-looking statements include, without limitation, statements regarding the timing of processing of carbon, the timing of operation of an onsite carbon stripping plant and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K, latest Quarterly Report on Form 10-Q and its other SEC filings (and Canadian filings). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.